Omada Health Reports Second Quarter 2026 Results and Announces CEO Transition
•Revenue Grew 43% and Total Members Increased 45% Year over Year, with Gross Margin Reaching a New Quarterly Record
•Company Announces Sean Duffy to Become Executive Chair and Wei-Li Shao to Become Chief Executive Officer on January 1, 2027

SAN FRANCISCO - August 6, 2026 - Omada Health, Inc. (Nasdaq: OMDA), the virtual between-visit healthcare provider, today reported financial results for the second quarter ended June 30, 2026. Omada Health also announced co-founder and CEO Sean Duffy will transition to Founder and Executive Chair effective January 1, 2027, with President Wei-Li Shao assuming the role of CEO.

Financial Highlights
•Revenue of $88 million, compared with total revenue of $61 million in Q2 2025
•Gross margin of 73% in the second quarter, up from 66% in Q2 2025
•Non-GAAP gross margin of 74% in the second quarter, up from 68% in Q2 2025
•Net income of $5 million in the second quarter, compared with a net loss of $5 million in Q2 2025
•Adjusted EBITDA of $11 million in the second quarter, compared with an adjusted EBITDA loss of $0.2 million in Q2 2025
•Trailing twelve-month revenue per total member grew approximately 2% year over year to $284
•Cash and cash equivalents of $222 million

Please see the non-GAAP Financial Measures section below and reconciliations of GAAP to non-GAAP measures at the end of this press release.

Operational Highlights
•Total Members increased 45% year over year, reflecting continued demand across Omada Health's integrated cardiometabolic care platform and strong enrollment momentum across diabetes and hypertension programs.
•Broadened partnership with Health Care Services Corporation (HCSC), extending our Prevention & Weight Health and Hypertension Management programs across HCSC’s fully insured book of business in Illinois, Oklahoma, and New Mexico, reaching an additional 1.5 million covered lives.
•Omada Health launched the first deployment of its cholesterol management offering in July, expanding personalized multi-condition care for employees of one of the nation's largest retailers.
•Since the announcement of our prescribing program, we have closed our first customer, which would yield revenue in 2027, providing early evidence of market demand.
"Our outstanding second quarter reflects the strength of our strategy, the momentum we've built across the business, and the exceptional team driving Omada forward," said Sean Duffy, co-founder and CEO of Omada Health. "Reflecting continued demand for our integrated between-visit care platform, total members increased 45% year over year as we expanded our commercial channels, deepened relationships with our leading PBM channels, and introduced our cholesterol management program with one of the nation’s largest retailers. The opportunity ahead is significant, and we'll remain focused on disciplined execution as we look to broaden our capabilities, deepen customer relationships and improve the health of even more members."

Wei-Li Shao to become CEO of Omada Health

Effective January 1, 2027, Wei-Li Shao will become CEO of Omada Health, with responsibility for the company's strategy, operations, and results, reporting to the Board of Directors. Sean Duffy, Founder and CEO, will transition to Founder and Executive Chair, supporting Wei-Li and the Board on Omada Health's long-term mission, key partnerships, and strategic initiatives. In connection with Sean’s transition, Jeryl "Jeri" Hilleman, who has served as Chairperson of the Board since July 2020, will become Lead Independent Director and continue as Chairperson of the Audit Committee, also effective January 1, 2027.

“Over the past seven years, Wei-Li and I have worked together to build a strong company as Wei-Li has steadily increased his scope of responsibility. His track record of delivering innovation, commercial wins, and strong financial growth has shaped Omada and demonstrates that Wei-Li is the right leader to take Omada to the next level of impact and scale,” said Sean Duffy.

Wei-Li joined Omada Health in 2019 as Chief Commercial Officer and was appointed President in 2021. Since then, he has held direct accountability for Omada Health's P&L and full operating agenda, leading the product, commercial, and operational strategy that scaled the company from a single-condition program into a multi-condition care platform. He built the long-range plan that guides how Omada Health runs today and has been a close strategic partner to Sean throughout the company's growth. Wei-Li brings to the role 18 years at Eli Lilly and Company, where he held senior leadership roles across its global healthcare and biopharmaceutical businesses, including deep experience in the cardiometabolic and diabetes markets at the center of Omada Health's mission.

"I'm honored to lead Omada and continue building on the strong foundation this incredible team has created," said Wei-Li Shao, President of Omada Health. "Fifteen years ago, Sean designed an innovative solution to help Americans bridge the healthcare gap. Together, we've shown the model works, yet I believe our biggest impact is still ahead. Our results serve as a foundation to raise our ambitions. Now is the time to scale, push harder on our mission, and bend the curve of chronic disease."

Financial Outlook

“We delivered another strong quarter, setting quarterly records for revenue of $88 million, GAAP gross margin of 73%, non-GAAP gross margin of 74%, net income of $5 million, and adjusted EBITDA of $11 million. Revenue grew 43% year-over-year. This marks Omada Health’s most profitable quarter to date, both in absolute terms and on a margin basis, demonstrating continued operating leverage,” said Steve Cook, Chief Financial Officer of Omada Health. “At the midpoint, our raised full‑year outlook represents approximately 30% year‑over‑year revenue growth and a fourfold increase in adjusted EBITDA, reflecting our extraordinary second‑quarter performance and our path of sustainable profitability.”

For the year ending December 31, 2026, Omada Health expects:

•Revenue in the range of $334 million to $340 million, with the midpoint representing 30% growth compared with 2025; this range is up from the prior range of $322 million to $330 million.
•Adjusted EBITDA in the range of $21 million to $27 million, with the midpoint representing a four times increase compared with 2025; this range is up from the prior range of $14 million to $20 million.

We have not provided an outlook for net loss (GAAP) or a reconciliation of expected adjusted EBITDA to net loss (GAAP) because net loss (GAAP) on a forward-looking basis is not available without unreasonable effort due to the potential variability and complexity of the items that are excluded from adjusted EBITDA, such as loss on debt extinguishment; provision for income taxes; depreciation and amortization; share-based compensation; change in fair value of warrant liabilities; amortization of intangible assets; and loss on disposal of property and equipment.

Investor Day
Omada Health will host an Investor Day on September 10, 2026 in New York City, where management will present Omada Health’s vision, strategy, and long-term growth plans.

Please reach out to investor relations at ir@omadahealth.com for more information.

Conference Call
Omada Health will host a conference call at 1:30 p.m. PT/4:30 p.m. ET today, August 6, 2026, during which management will discuss second quarter 2026 results.

A live audio webcast of the call will be available online at https://investors.omadahealth.com. A replay will be available shortly after the conclusion of the call at the same link and will remain accessible for approximately 12 months.

Those participating via conference call can pre-register using the following link:
https://register-conf.media-server.com/register/BI1da25a61227f4480b4afdedba6928bce

About Omada Health
Omada Health (Nasdaq: OMDA) is reverse engineering the way healthcare is delivered in America, putting the space between doctor visits–where health is won or lost–at the center of care. Today's healthcare system poorly serves chronic conditions that require ongoing support outside of the exam room, like obesity, diabetes, hypertension, cholesterol, and musculoskeletal conditions. Omada’s virtual-first model combines human-led care teams, connected devices, and AI-enabled technology to deliver personalized care at scale, including support for GLP-1 therapy. Omada has served more than two million members since launch across 2,000+ employers, health plans, pharmacy benefit managers, and health systems. Learn more at omadahealth.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements contained in this press release include, but are not limited to, statements we make regarding our ability to deliver profitable growth, business trends, leadership changes, growth prospects and future financial and operating results, and our financial outlook.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, macroeconomic and industry conditions and other factors. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to, the following: our limited operating history and ability to manage our growth effectively; our history of net losses and ability to maintain profitability; the ability of our programs to achieve and maintain market acceptance; changes in the healthcare industry and competition; the growth and success of our customers and channel partners; the number of individuals covered by our programs and the number of our programs covered by our customers; the level of member engagement in our programs; our ability to maintain and grow customer and channel partner relationships; concentration of a substantial portion of our sales among a limited number of customers and channel partners; our ability to attract new customers and channel partners and increase member enrollment from existing and new customers and channel partners; our ability to increase the size of our organization; our dependence on a limited number of third-party suppliers; the impact of seasonality on our financial results; our ability to achieve widespread brand awareness and the impact of any negative media coverage; our ability to develop and release new programs and services; cybersecurity threats; our dependence on the interoperability of our programs and connected devices with third-party devices, operating systems and applications; changes in laws or regulations or the implementation of existing laws and regulations; compliance with privacy and security laws and regulations; our and our affiliated professional entities’ compliance with healthcare regulatory laws; any modification in U.S. Food and Drug Administration enforcement policies; our dependence on our relationships with affiliated professional entities; and other risk factors identified in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which is being filed at or around the date hereof.

All forward-looking statements in this press release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update, revise, or correct any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required under applicable law.

Investor Relations Contact:
Craig Gracey
ir@omadahealth.com

Media Contact:
Rose Ramseth
press@omadahealth.com

Omada Health, Inc.
Consolidated Balance Sheets
(in thousands, except per-share amounts)
(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$221,712	$222,036
Accounts receivable, net (1)	56,573	34,585
Inventory	4,119	4,486
Deferred commissions, current	3,959	3,539
Prepaid expenses and other current assets (2)	8,548	8,288
Total current assets	294,911	272,934
Property and equipment, net	9,098	7,942
Deferred commissions, non-current	9,222	8,711
Intangible assets, net	1,536	2,414
Goodwill	13,240	13,240
Other assets	215	165
Total assets	$328,222	$305,406

Liabilities and stockholders’ equity
Current liabilities
Accounts payable (3)	$11,804	$10,276
Accrued expenses and other current liabilities (4)	35,978	40,392
Deferred revenue (5)	27,701	25,058
Total current liabilities	75,483	75,726
Other liabilities, non-current	-	-
Total liabilities	75,483	75,726
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value per share; 750,000 and 750,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 60,606 and 58,429 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	61	58
Additional paid-in capital	707,098	686,366
Accumulated deficit	(454,420)	(456,744)
Total stockholders’ equity	252,739	229,680
Total liabilities and stockholders’ equity	$328,222	$305,406
(1)Includes amounts from a related party of $40.4 million and $22.8 million as of June 30, 2026 and December 31, 2025, respectively.
(2)Includes amounts from a related party of $0.5 million and $0.3 million as of June 30, 2026 and December 31, 2025, respectively.
(3)Includes amounts from a related party of $0 and $1.0 million as of June 30, 2026 and December 31, 2025, respectively.
(4)Includes amounts from a related party of $6.8 million and $4.9 million as of June 30, 2026 and December 31, 2025, respectively.
(5)Includes amounts from a related party of $20.6 million and $18.8 million as of June 30, 2026 and December 31, 2025, respectively.

Omada Health, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per-share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Services (1)	$80,692	$56,960	$150,286	$106,456
Hardware (2)	7,143	4,411	15,597	9,878
Total revenue	87,835	61,371	165,883	116,334
Cost of revenue
Services (3)	13,609	12,673	28,058	25,417
Hardware	10,439	8,392	25,345	18,711
Total cost of revenue	24,048	21,065	53,403	44,128
Gross profit	63,787	40,306	112,480	72,206
Operating expenses
Research and development (4)	14,625	10,024	27,322	18,830
Sales and marketing (5)	29,888	22,318	56,675	42,488
General and administrative (6)	15,725	12,308	29,715	23,628
Total operating expenses	60,238	44,650	113,712	84,946
Operating income (loss)	3,549	(4,344)	(1,232)	(12,740)
Other income (expense), net
Interest expense	(14)	(1,094)	(32)	(2,168)
Interest income	1,759	863	3,588	1,405
Change in fair value of warrant liabilities	-	(736)	-	(1,256)
Total other income (expense), net	1,745	(967)	3,556	(2,019)
Income (loss) before provision for income taxes	5,294	(5,311)	2,324	(14,759)
Provision for income taxes	-	-	-	-
Net income (loss) and comprehensive income (loss)	$5,294	$(5,311)	$2,324	$(14,759)

Net income (loss) per share
Basic	$0.09	$(0.24)	$0.04	$(0.98)
Diluted	$0.08	$(0.24)	$0.04	$(0.98)

Weighted-average shares outstanding
Basic	59,685	21,971	59,306	15,107
Diluted	63,947	21,971	64,345	15,107
(1)Includes amounts from a related party of $51.4 million and $36.5 million for the three months ended June 30, 2026 and 2025, respectively and $97.4 million and $66.4 million million for the six months ended June 30, 2026 and 2025, respectively.
(2)Includes amounts from a related party of $4.8 million and $2.6 million for the three months ended June 30, 2026 and 2025, respectively and $9.9 million and $6.0 million for the six months ended June 30, 2026 and 2025, respectively.
(3)Includes amounts from a related party of $1.4 million and $1.2 million for the three months ended June 30, 2026 and 2025, respectively and $2.7 million and $2.4 million for the six months ended June 30, 2026 and 2025, respectively.
(4)Includes amounts from a related party of $0.8 million and $0.5 million for the three months ended June 30, 2026 and 2025, respectively and $1.5 million and $1.0 million for the six months ended June 30, 2026 and 2025, respectively.
(5)Includes amounts from a related party of $8.5 million and $6.6 million for the three months ended June 30, 2026 and 2025, respectively and $16.9 million and $12.2 million for the six months ended June 30, 2026 and 2025, respectively.
(6)Includes amounts from a related party of $0.5 million and $0.4 million for the three months ended June 30, 2026 and 2025, respectively and $1.0 million and $0.7 million for the six months ended June 30, 2026 and 2025, respectively.

Omada Health, Inc.
Share-based Compensation Summary
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Services cost of revenue	$101	$33	$163	$71
Research and development	$992	$528	$1,731	1023
Sales and marketing	$2,038	$884	$3,476	1,614
General and administrative	$2,500	$1,385	$4,470	2,966
Total share-based compensation expense	$5,631	$2,830	$9,840	$5,674

Omada Health, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Operating activities
Net income (loss)	$2,324	$(14,759)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	3,089	2,685
Share-based compensation	9,840	5,674
Loss on disposal of property and equipment	27	2
Amortization of debt issuance costs	-	252
Non-cash operating lease expense	-	382
Change in fair value of warrant liabilities	-	1,256
Provision for credit losses (1)	1,189	490
Amortization of deferred commissions	1,926	1,561
Changes in operating assets and liabilities
Accounts receivable (2)	(23,177)	(10,360)
Inventory	367	(173)
Prepaid expenses and other current assets (3)	(260)	(870)
Deferred commissions	(2,857)	(1,423)
Other non-current assets	(50)	118
Accounts payable (4)	1,526	1,016
Operating lease liabilities	-	(415)
Accrued expenses and other current liabilities (5)	(4,414)	(4,780)
Deferred revenue (6)	2,643	5,995
Other non-current liabilities	-	89
Net cash used in operating activities	(7,827)	(13,260)

Investing activities
Purchases of property and equipment	(224)	(586)
Capitalized internal-use software costs	(2,997)	(1,913)
Net cash used in investing activities	(3,221)	(2,499)

Financing activities
Proceeds from exercise of stock options	11,384	3,908
Taxes paid related to net share settlement of equity awards	(660)	-
Payment of deferred offering costs	-	(1,927)
Proceeds from initial public offering, net of underwriting discounts and commissions	-	160,532
Net cash provided by financing activities	10,724	162,513

Net increase (decrease) in cash and cash equivalents	(324)	146,754
Cash and cash equivalents at beginning of period	222,036	76,392
Cash and cash equivalents at end of period	$221,712	$223,146
(1)Includes changes in related party balances of less than $0.1 million and $(0.3) million for the six months ended June 30, 2026 and 2025, respectively.
(2)Includes changes in related party balances of $17.7 million and $1.9 million for the six months ended June 30, 2026 and 2025, respectively.
(3)Includes changes in related party balances of $0.2 million and $0 for the six months ended June 30, 2026 and 2025, respectively.
(4)Includes changes in related party balances of $1.0 million and $0 for the six months ended June 30, 2026 and 2025, respectively.
(5)Includes changes in related party balances of $1.9 million and $1.7 million for the six months ended June 30, 2026 and 2025, respectively.
(6)Includes changes in related party balances of $1.8 million and $5.5 million for the six months ended June 30, 2026 and 2025, respectively.

Non-GAAP Financial Measures

We use certain financial measures not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) to supplement the financial information in our consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP financial measures include non-GAAP gross profit, non-GAAP gross margin, adjusted EBITDA, adjusted EBITDA margin, and free cash flow.

We define non-GAAP gross profit and non-GAAP gross margin as gross profit and gross margin, excluding share-based compensation expense, amortization of intangible assets, and depreciation and amortization.

We define adjusted EBITDA as net loss and comprehensive loss reported on our consolidated statements of operations, excluding the impact of interest expense, interest income, change in fair value of warrant liabilities, loss on debt extinguishment, provision for income taxes, share-based compensation expense, amortization of intangible assets, depreciation and amortization, and loss on disposal of property and equipment.

Free cash flow is net cash used in operating activities less purchases of property and equipment and capitalized internal-use software costs.

We believe these non-GAAP financial measures, when taken collectively with GAAP financial information, are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making. However, there are a number of limitations related to the use of non-GAAP financial measures. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this release for the reconciliation of GAAP to non-GAAP results.

Key Metric

Total Members: A member is a person who is enrolled in one of our virtual care programs and that generated a billing event in the preceding 12 months. We believe growth in the number of members is a key indicator of the performance of our business for both investors and management as we monitor the performance of our business, as members primarily drive services revenue. The number of members depends, in part, on our ability to successfully market our services to new customers and channel partners, our ability to sell additional programs to existing customers and channel partners, and our ability to promote awareness of our programs among covered individuals and to encourage their enrollment.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following tables reconcile to the specific items excluded from GAAP metrics in the calculation of non-GAAP metrics for the periods shown below:

Omada Health, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures - Adjusted EBITDA

(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(in thousands, except percentages)
GAAP net income (loss) and comprehensive income (loss)	$5,294	$(5,311)	$2,324	$(14,759)
Add:
Interest expense	14	1,094	32	2,168
Interest income	(1,759)	(863)	(3,588)	(1,405)
Change in fair value of warrant liabilities	—	736	—	1,256
Loss on debt extinguishment	—	—	—	—
Provision for income taxes	—	—	—	—
Share-based compensation expense	5,631	2,830	9,840	5,674
Amortization of intangible assets	439	470	878	972
Depreciation and amortization(1)	1,142	882	2,211	1,713
Loss on disposal of property and equipment	25	1	27	2
Adjusted EBITDA	$10,786	$(161)	$11,724	$(4,379)
GAAP net income (loss) and comprehensive income (loss) margin (as a percentage of revenue)	6%	(9)%	1%	(13)%
Adjusted EBITDA margin (as a percentage of revenue)	12%	—%	7%	(4)%
(1) Depreciation and amortization includes depreciation of property and equipment and amortization of capitalized internal-use software costs

Omada Health, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(in thousands, except percentages)
GAAP gross profit	$63,787	$40,306	$112,480	$72,206
Add:
Share-based compensation expense	101	33	163	71
Amortization of intangible assets	439	439	878	878
Depreciation and amortization(1)	1,051	786	2,031	1,527
Non-GAAP gross profit	65,378	41,564	115,552	74,682
GAAP gross margin (as a percentage of revenue)	73%	66%	68%	62%
Non-GAAP gross margin (as a percentage of revenue)	74%	68%	70%	64%
(1) Depreciation and amortization includes depreciation of property and equipment and amortization of capitalized internal-use software costs

GAAP Research and development expense	$14,625	$10,024	$27,322	$18,830
Less:
Share-based compensation expense	992	528	1,731	1,023
Depreciation and amortization (1)	33	20	65	38
Non-GAAP research and development expense	$13,600	$9,476	$25,526	$17,769
Non-GAAP research and development expense (as a % of revenue)	15%	15%	15%	15%

GAAP Sales and marketing expense	$29,888	$22,318	$56,675	$42,488
Less:
Share-based compensation expense	2,038	884	3,476	1,614
Amortization of intangible assets	—	31	—	94
Depreciation and amortization (1)	36	29	72	56
Non-GAAP sales and marketing expense	$27,814	$21,374	$53,127	$40,724
Non-GAAP sales and marketing expense (as a % of revenue)	32%	35%	32%	35%

GAAP General and administrative expense	$15,725	$12,308	$29,715	$23,628
Less:
Share-based compensation expense	2,500	1,385	4,470	2,966
Depreciation and amortization (1)	22	47	43	92
Loss on disposal of property and equipment	25	1	27	2
Non-GAAP general and administrative expense	$13,178	$10,875	$25,175	$20,568
Non-GAAP general and administrative expense (as a % of revenue)	15%	18%	15%	18%

GAAP operating expenses	$60,238	$44,650	$113,712	$84,946
Less:
Share-based compensation expense	5,530	2,796	9,677	5,602
Amortization of intangible assets	—	31	—	94
Depreciation and amortization(1)	91	96	180	186
Loss on disposal of property and equipment	25	1	27	2
Non-GAAP operating expenses	$54,592	$41,726	$103,828	$79,062
GAAP operating expenses margin (as a percentage of revenue)	69%	73%	69%	73%
Non-GAAP operating expenses margin (as a percentage of revenue)	62%	68%	63%	68%
(1) Depreciation and amortization includes depreciation of property and equipment and amortization of capitalized internal-use software costs

Omada Health, Inc.
Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow

(in thousands)
(unaudited)
	Six Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(7,827)	$(13,260)
Purchases of property and equipment	(224)	(586)
Capitalized internal-use software costs	(2,997)	(1,913)
Free Cash Flow	$(11,048)	$(15,759)
Other cash flow components:
Net cash used in investing activities	$(3,221)	$(2,499)
Net cash provided by financing activities	$10,724	$162,513